ACXIOM CORPORATION
                                1 Information Way
                           Little Rock, Arkansas 72202
                                  501.342.1000
                                 www.acxiom.com


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held August 9, 2000



                                  [ACXIOM LOGO]


Please join us for the 2000 Annual Meeting of Stockholders of Acxiom Corporation. The meeting will be held on Wednesday, August 9, 2000, at 10:00 a.m., local time at the DoubleTree Hotel, 424 West Markham Street, Little Rock, Arkansas.

         We are holding this meeting to:

         1. elect two directors to serve until the 2003 annual meeting of stockholders;

         2. consider and act upon a proposal to adopt a new stock option plan;
            and

         3. transact any other business that properly comes before the meeting.

         To vote at the meeting, you must be a stockholder of record at the close of business on June 13, 2000.



                                        By Order of the Board of Directors


                                                Catherine L. Hughes
                                                     Secretary
Little Rock, Arkansas
June 22, 2000




                             YOUR VOTE IS IMPORTANT!

       PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY OR VOTE BY TELEPHONE
           OR THROUGH THE WEB SITE LISTED IN THE VOTING INSTRUCTIONS.

                                 PROXY STATEMENT

         This Proxy Statement is being mailed beginning June 22, 2000, in connection with the solicitation of proxies by the Board of Directors of Acxiom Corporation, a Delaware corporation, for use at the 2000 Annual Meeting of Stockholders. The Meeting will be held at the DoubleTree Hotel, 424 West Markham Street, Little Rock, Arkansas on Wednesday, August 9, 2000, at 10:00 a.m., local time.

                                TABLE OF CONTENTS

                                                                           PAGE

Questions and Answers  . . . . . . . . . . . . . . . . . . . . . . . . . .   3

Proposals You May Vote On  . . . . . . . . . . . . . . . . . . . . . . . .   4

Information About The Board of Directors . . . . . . . . . . . . . . . . .   5

    Nominees For Director  . . . . . . . . . . . . . . . . . . . . . . . .   5

    Other Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

    Board Meetings and Committees  . . . . . . . . . . . . . . . . . . . .   7

Information About The 2000 Associate Stock Option Plan . . . . . . . . . .   8

Stock Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

    Ownership of Major Stockholders  . . . . . . . . . . . . . . . . . . .  12

    Holdings of Officers and Directors   . . . . . . . . . . . . . . . . .  13

Executive Compensation   . . . . . . . . . . . . . . . . . . . . . . . . .  14

    Summary Compensation Table   . . . . . . . . . . . . . . . . . . . . .  14

    Option Grants For Last Fiscal Year   . . . . . . . . . . . . . . . . .  15

    Option Exercises and Fiscal Year End Option Values . . . . . . . . . .  16

    Compensation of Directors  . . . . . . . . . . . . . . . . . . . . . .  16

    Compensation Committee Interlocks and Insider Participation  . . . . .  16

    Report of Compensation Committee . . . . . . . . . . . . . . . . . . .  16

Stock Performance Graph  . . . . . . . . . . . . . . . . . . . . . . . . .  19

Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

Section 16(a) Reporting Delinquencies  . . . . . . . . . . . . . . . . . .  21

Independent Public Accountants . . . . . . . . . . . . . . . . . . . . . .  21

Submission of Stockholder Proposals  . . . . . . . . . . . . . . . . . . .  21

Expenses of Solicitation . . . . . . . . . . . . . . . . . . . . . . . . .  21

Additional Information Available . . . . . . . . . . . . . . . . . . . . .  22

Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

QUESTIONS AND ANSWERS

Q:   Who can vote?

A: If you owned any shares of Acxiom at the close of business on June 13, 2000, you are entitled to vote.

Q:   How many shares can vote?

A: Every stockholder is entitled to one vote for each share held. As of June 13, 2000, our record date, 88,127,425 shares of common stock were issued and outstanding and are eligible to vote. A list of our stockholders will be available for examination at our principal offices, 1 Information Way, Little Rock, Arkansas 72202, for at least 10 days prior to the 2000 Annual Meeting.

Q:   What may I vote on?

A: The election of Dr. Ann H. Die and Charles D. Morgan to the Board of Directors and to approve a new stock option plan.

Q:   How does the Board recommend I vote on the proposals?

A:   The Board recommends a vote FOR each of the proposals.

Q:   How do I vote?

A: You can vote by proxy, which gives the proxy holder the right to vote your shares on your behalf. There are three ways for you to send in your proxy:

     o    Sign and mail the proxy voting card in the enclosed return envelope;

     o Call the 800 number listed in your proxy voting instructions to vote by telephone; or

     o Log on to the Internet at the web site listed in your proxy voting instructions and follow the instructions at that site.

     You may also vote in person at the Annual Meeting, even if you have already sent in your proxy.

Q:   Who will count the votes?

A: A representative of EquiServe, our transfer agent, will count the votes and act as the inspector of election.

Q:   What does it mean if I get more than one proxy card?

A: If your shares are registered differently and in more than one account, you will receive more than one proxy card. Follow the voting instructions on each proxy card to ensure that all of your shares are voted.

Q:   What vote is required to pass an item of business?

A: A majority of the holders of our outstanding common stock must be present in person or represented by proxy to hold the meeting. A majority of the votes cast at the meeting is required to elect any director and to approve the adoption of the new stock option plan.

     Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your share(s) for all of the nominees for director and for the adoption of the new stock option plan.

Q:   Can I revoke my proxy?

A: Yes. There are three ways for you to revoke your proxy before your proxy holder votes your shares:

     o    File a written revocation with Acxiom's Secretary before the meeting;

     o    Sign and deliver before the meeting a proxy bearing a later date; or

     o    Vote in person at the meeting.

                            PROPOSALS YOU MAY VOTE ON

1.   Election of Directors

     There are two nominees for election  this year.  Dr. Ann H. Die and Charles
     D. Morgan currently are members of the Acxiom Board of Directors with terms that expire at the meeting.

2.   Adoption of New Stock Option Plan

     The Board of Directors is proposing the adoption of the 2000 Associate Stock Option Plan. The purpose of the plan is to align the Acxiom associates' interests with the stockholders' and investors' interests; motivate associates to achieve the highest level of performance; retain key associates by linking executive compensation to Acxiom performance; and attract the best candidates through competitive, growth-oriented plans.

     Your Board unanimously recommends a vote for each of these proposals. Detailed information on the Board of Directors, including the nominees for election, and the proposed 2000 Associate Stock Option Plan is provided below.

     With respect to Proposal 1 - election of directors - the enclosed form of proxy provides a method for you to (1) vote for both nominees together, (2) vote only for one nominee while withholding authority to vote for the other nominee, or (3) withhold authority for both nominees. Please read the voting instructions contained in the attached proxy for information on how to withhold authority for either or both nominees. If you withhold authority for a nominee, your vote will be treated as an abstention and accordingly your shares will neither be voted for nor against the nominee, but they will be counted for quorum purposes. A majority of the votes cast at the meeting is required to elect any director.

     With respect to Proposal 2 - adoption of a new stock option plan - the enclosed form of proxy provides a method for you to (1) vote for the proposal,
(2) vote against the proposal, or (3) abstain from voting. By abstaining, your shares will not be voted either for or against the proposal, but will be counted for quorum purposes. While there may be instances in which you will wish to abstain, the Board encourages you to vote your shares in your best judgment and to participate in the voting process to the fullest extent possible. Provided a quorum is present, a majority of the votes cast at the meeting is required to approve the proposal to adopt the new stock option plan.

     Brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares on non-routine matters in the absence of specific instructions from such customers. This is commonly referred to as a "broker non-vote." Broker non-votes will be treated in the same manner as abstentions for quorum and voting purposes (i.e., counted for quorum purposes, but neither being voted for nor against the proposals and, therefore, having no effect on the outcome of the votes).

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

     Dr. Ann H. Die and Charles D. Morgan currently are members of the Acxiom Board of Directors with terms that expire at the meeting. If elected, Dr. Die and Mr. Morgan will serve with the other five Board members: Rodger S. Kline, Stephen M. Patterson and James T. Womble, whose terms expire at the 2001 Annual Meeting, and William T. Dillard II, Harry C. Gambill and Thomas F. (Mack) McLarty, III, whose terms will expire at the 2002 Annual Meeting. Robert A. Pritzker, formerly a board member, resigned in May 2000 due to other business commitments. The Board has elected Stephen M. Patterson to fill the vacancy created by Mr. Pritzker's resignation.

     Your proxy holder will vote your shares for the nominees unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the Board unless you withhold this authority. In the event of any director's resignation, death, disqualification or inability to serve, the Board will fill the vacancy.

Nominees For Director

     The Board nominates the following candidates.
                                                                        Director
       Name          Age            Business Experience                   Since

Dr. Ann H. Die       55  Dr. Die has served as President of Hendrix       1993
                         College in Conway, Arkansas since 1992.
                         She is a member of the Board of Directors of the National Merit Scholarship Corporation, the Foundation for Independent Higher Education,
                         Educational and Institutional Insurance
                         Administrators, and the American Council on Education. She is also Chair of the National
                         Collegiate Athletic Association (NCAA) Division
                         III Presidents Council and is a member of the NCAA Executive Committee. She is a member of the Board of Visitors for Air University of the U.S. Air Force and the Board of Directors of the Arkansas Repertory Theatre. She is Past
                         Chair of the Board of Directors of the National
                         Association of Independent Colleges and
                         Universities. Prior to coming to Hendrix, she served as Dean of the H. Sophie Newcomb
                         Memorial College and Associate Provost at
                         Tulane University. Dr. Die graduated summa cum laude from Lamar University, earned a master's degree from the University of Houston, and a Ph.D. in Counseling Psychology from Texas A&M
                         University.

Charles D. Morgan    57  Mr. Morgan joined Acxiom in 1972.  He has been   1975
                         Chairman of the Board of Directors since 1975, and serves as Acxiom's President (Company
                         Leader). He is also a director and Chairman of the Board-elect of the Direct Marketing
                         Association. In addition, he serves as Chairman of the Board of Hendrix College. He was employed by IBM Corporation prior to joining Acxiom. Mr.
                         Morgan holds a mechanical engineering degree from the University of Arkansas.

Other Directors
                                                                        Director
      Name           Age             Business Experience                  Since

William T. Dillard   55  Mr. Dillard has served since 1968 as a member    1988
II                       of the Dillard's, Inc. Board of Directors and
                         is Chief Executive Officer of Dillard's, Inc.
                         of Little Rock, Arkansas, a chain of
                         traditional department stores with 342 retail outlets in 29 states. In addition to Dillard's, Inc., Mr. Dillard is also a director of Barnes
                         & Noble, Inc. and Chase Bank of Texas, N.A. He holds a master's degree in business administration from Harvard University and a bachelor's degree in the same field from the University of Arkansas.

Harry C. Gambill     54  Mr. Gambill is a director and has held the       1992
                         positions of Chief Executive Officer and President of Trans Union LLC, a company engaged in the business of providing consumer credit reporting services, since April 1992.
                         Mr. Gambill joined Trans Union in 1985 as
                         Vice President/General Manager of the Chicago
                         Division. In 1987 he was named Central Region
                         Vice President. In 1990 he was named President of TransAction, and assumed the added title of President of TransMark in 1991. Mr. Gambill is also a director of Associated Credit Bureaus and the International Credit Association. He holds degrees in business administration and economics from Arkansas State University.

Rodger S. Kline      57  Mr. Kline joined Acxiom in 1973 and serves as    1975
                         Acxiom's Treasurer and Chief Operating Officer
                         (Operations Leader). Prior to joining Acxiom,
                         Mr. Kline was employed by IBM Corporation. He holds an electrical engineering degree from the University of Arkansas.

Thomas F. (Mack)     54  Mr. McLarty is Chairman of McLarty Automotive    1999
McLarty, III             Group, an Asbury Automotive partner, one of the
                         nation's leading automotive dealership groups.
                         He is also Vice-Chairman of Kissinger McLarty &
                         Associates in Washington, D.C. He is a board member of Entergy Systems Companies, the Financial Times Advisory Board of London,
                         England, the Americas Society of New York
                         City, the Inter-American Dialogue of Washington,
                         D.C., and the M.D. Anderson Cancer Center in
                         Houston. In 1983 he became chairman and chief executive officer of Arkla, a Fortune 500 natural gas company. He was appointed by President Bush to the National Petroleum
                         Council and the National Council on
                         Environmental Quality, and he was a member of the St. Louis Federal Reserve Board from
                         1989 through 1992. Beginning in 1992, he served
                         President Clinton in several key positions:
                         Chief of Staff, Counselor to the President, and Special Envoy for the Americas, with over five years of service in the President's
                         Cabinet and on the National Economic Council.
                         He holds a degree in business administration from the University of Arkansas.

Stephen M. Patterson 49  Mr. Patterson is the former President, CEO,      2000
                         and major shareholder of Leisure Arts, a publishing and direct mail company. Leisure
                         Arts was acquired by Time Warner in 1992.
                         Since 1994, Mr. Patterson has been President of Patterson Enterprises. Mr. Patterson served on the Board of Directors of Worthen Bank and its successor, Bank of America - Arkansas, for 12 years. He also serves on the advisory board of Craft.com. He currently is serving as Vice Chairman of the Board of Trustees of Hendrix College. Mr. Patterson has a bachelor of arts degree from Hendrix College, an electrical engineering degree from Columbia
                         University, and a masters of business
                         administration degree, also from Columbia
                         University.

James T. Womble      57  Mr. Womble joined Acxiom in 1974 and serves as   1975
                         one of Acxiom's four Division Leaders. Mr.
                         Womble is also a director of Sedona Corporation.
                         Prior to joining Acxiom, he was employed by IBM Corporation. He holds a degree in civil engineering from the University of Arkansas.

Board Meetings and Committees

     The Board holds quarterly meetings to review significant developments affecting Acxiom and to act on matters requiring Board approval. The Board currently has four standing committees to assist it in the discharge of its responsibilities. The committees are:

Audit Committee

     Reviews the reports of the auditors and the Acxiom financial statements, and has the authority to investigate the financial and business affairs of Acxiom.

     During the past fiscal year, outside directors Die, Dillard, Gambill, McLarty and Pritzker served on this Committee. The current members of this Committee are directors Dillard, McLarty and Patterson.

Compensation Committee

     Administers certain of Acxiom's employee benefit plans and stock option plans, and approves the compensation paid to Acxiom's senior leaders.

     The members are Messrs. Dillard and McLarty.

Executive Committee

     Implements the policy decisions of the Board and handles routine matters which have been delegated to the Executive Committee by the Board.

     The members are Messrs. Kline, Morgan and Womble.

Nominating Committee

     Makes recommendations to the Board regarding the selection of potential candidates for open director positions.

     The members are Messrs. Kline, McLarty and Morgan.

     During the past fiscal year, the Board met five times, the Audit Committee met two times, and the Compensation Committee met four times. The Nominating Committee was initially formed on May 24, 2000, and has had no meetings since that date. Action pursuant to unanimous written consent in lieu of a meeting was taken two times by the Board, five times by the Compensation Committee and forty times by the Executive Committee. All of the incumbent directors attended at least three-fourths of the aggregate number of meetings of the Board and of the committees on which they served during the past fiscal year except for Dr. Die and Mr. Pritzker.

             INFORMATION ABOUT THE 2000 ASSOCIATE STOCK OPTION PLAN

Background

     On May 24, 2000, the Board of Directors approved, subject to stockholder approval, the 2000 Associate Stock Option Plan of Acxiom Corporation. The purpose of the 2000 Option Plan is to further the growth and development of Acxiom by offering certain associates options to purchase shares of common stock. We believe that providing these individuals with a proprietary interest in Acxiom's business and, therefore, a more direct stake in its continuing welfare, will better align their interests with those of our stockholders.

     We are seeking stockholder approval of the 2000 Option Plan in order to comply with Nasdaq Stock Market requirements and to ensure that plan compensation will not be subject to the deduction limits under Section 162(m) of the Internal Revenue Code. Section 162(m) generally prevents public corporations from deducting as a business expense that portion of the annual compensation paid to executive officers named in the Summary Compensation Table that exceeds $1,000,000. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In the case of stock options, one such requirement is approval by stockholders. Acxiom intends to administer the 2000 Option Plan in order to comply with the performance-based exemption under Section 162(m).

Description of the Option Plan

     The following summary is a brief but not comprehensive description of the 2000 Option Plan. A copy of the plan is attached to this Proxy Statement as Appendix A, and stockholders should read the plan for the complete statement of its provisions.

     Grant of Stock Options. Under the 2000 Option Plan, Acxiom may grant incentive stock options and stock options that do not qualify as incentive options (non-qualified stock options). (See discussion below under "Federal Income Tax Treatment of Options.") We will issue each option grant under a separate grant document which will include the following terms:

     o    whether the option is an incentive option or a non-qualified option;

     o the number of shares of stock which may be purchased upon exercise of an option;

     o    the exercise price to be paid for the shares;

     o    the accepted form of payment for the shares purchased upon exercise;

     o    the required period of continuous service, if any, by the participant;
          and

     o any other conditions to be satisfied before the option will vest and become exercisable.

     Shares Reserved for Issuance. Acxiom has reserved 6,500,000 shares of its common stock for issuance under the 2000 Option Plan. Any shares of Acxiom stock subject to an option that are canceled or unexercised within the exercise period will again be available for issuance under the Plan. In the event there is any change in the number of shares of Acxiom stock subject to the 2000 Option Plan resulting from a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or similar occurrence, then the number of shares reserved for issuance, the number of shares for which options may be granted to any one participant, and the number of shares and the price per share subject to outstanding options will be proportionally adjusted.

     Acxiom currently has outstanding an Amended and Restated Key Associate Stock Option Plan as well as a U.K. Share Option Scheme, both of which were originally adopted in 1987. As of June 1, 2000, there were approximately 7,600 shares of common stock available for issuance under the U.S. Plan and no shares under the U.K. Plan. Acxiom will continue to use the 1987 U.S. Plan for future grants until all of the available shares are gone. Acxiom intends to use the 2000 Option Plan for all grants after that time.

     Administration. The Acxiom Board of Directors or a committee of the Board comprised solely of "outside" directors will administer the 2000 Option Plan. The committee or the Board has full authority and discretion to administer the 2000 Option Plan, including the ability to determine:

     o to whom (within the class of eligible persons), and when awards will be granted;

     o whether to grant incentive options, non-qualified options or stock appreciation rights (described below);

     o    the number of shares of stock subject to each grant;

     o the duration and exercise price of each grant, provided that the exercise price is no less than the fair market value of the stock on the date of grant;

     o    any restriction, limitation, procedure or deferral related to a grant;

     o    any  other  terms  and   conditions  of  the  grants,   including  any
          acceleration or forfeiture of the options upon the occurrence of certain events; and

     o the extent to which grants will be made and operate with other benefits provided to associates.

The committee or the Board may establish any rules and regulations it considers necessary to administer the 2000 Option Plan. All determinations of the committee or the Board will be final and conclusive for all purposes.

     Eligible Participants. Participation in the 2000 Option Plan is limited to employees, officers, affiliates, independent contractors and consultants of Acxiom or any subsidiary or affiliated company of Acxiom. Any Acxiom executive officer named in the Summary Compensation Table of Acxiom's then current proxy statement for any year is not eligible to receive more than 600,000 stock options or stock appreciation rights in any three-year period.

     Exercise Price. The committee or the Board will determine the exercise price of all options granted under the 2000 Option Plan. The exercise price of all options granted under the plan may not be less than 100% of the fair market value of Acxiom common stock on the date of the grant. In the case of an incentive option granted to a participant owning more than 10% of the total combined voting power of all classes of Acxiom stock, the exercise price may not be less than 110% of the fair market value of Acxiom common stock on the date of the grant. The aggregate fair market value of Acxiom common stock with respect to which incentive options are exercisable for the first time by a participant during any calendar year (determined at the date of grant) may not exceed $100,000.

     As described in the Report of Compensation Committee on page 16 of this Proxy Statement, for the past seven years, Acxiom has routinely granted options with exercise prices ranging from 25% to 100% above current fair market value as part of its long term incentive compensation program. By granting options which are significantly under water at the time of grant, the recipients are motivated to increase shareholder value, and their interests are even more aligned with those of all other shareholders.

     Option Repricing. Without the further approval of the stockholders of Acxiom, no outstanding stock option may be amended to reduce the exercise price or canceled in consideration for an award having a lower exercise price. This will not, however, prohibit adjustments related to stock splits, stock dividends, recapitalizations and other changes in the corporate structure or shares of Acxiom.

     Vesting. Options granted under the 2000 Option Plan will vest and become exercisable by a participant as determined by the committee or the Board, in its sole discretion, as specified in each grant document.

     Exercise Period. The duration of options granted under the 2000 Option Plan, including the duration of options following a participant's termination of employment, death or disability, will be determined by the committee or the Board in its sole discretion. Non-qualified options granted under the 2000
Option Plan may not be exercised more than fifteen years after the date of grant, and incentive options may not be exercised more than ten years after the date of the grant, although each may be granted for a lesser duration. Incentive options granted to a participant owning more than 10% of the total combined voting power of all classes of Acxiom stock may not be exercised more than five years from the date of grant.

     Payment for shares. At the time of exercise of an option, a participant must pay the full exercise price of the option in cash, by check or electronic funds transfer. Additionally, if approved by the Board or committee (or its authorized designee), a participant may pay the exercise price by one of the following additional forms of payment:

     o via "broker's cashless exercise" (i.e., through the sale of shares, by way of a broker, acquired upon exercise of the option having a fair market value equal to the exercise price pursuant to procedures approved by Acxiom);

     o by delivering previously-owned shares of Acxiom common stock owned by the participant for at least six months and having a fair market value equal to the exercise price;

     o by authorizing Acxiom to withhold a number of shares of Acxiom common stock otherwise issuable to the participant upon exercise of an option having a fair market value equal to the exercise price; or

     o    by any combination of the above.

     Stock Appreciation Rights. Under the 2000 Option Plan, Acxiom may grant stock appreciation rights to participants who have been granted, or who are being granted options under the 2000 Option Plan or as a stand-alone award. When exercised, a stock appreciation right entitles the participant to receive (in cash or shares of Acxiom common stock as specified in the grant document) the excess of (1) the fair market value of a share of Acxiom common stock on the date of the exercise over (2) the price specified in the stock appreciation right. If stock appreciation rights are identified with shares subject to a stock option, then, unless otherwise stated in the grant document, the participant's associated stock appreciation rights will become exercisable and will terminate upon the same terms as the option. Stock appreciation rights not identified with an option will become exercisable by a participant and will terminate as determined by the committee or the Board, in its sole discretion, as specified in each grant. The exercise price of any stock appreciation right will equal (1) for any stock appreciation right identified with a stock option, the exercise price of the option, or (2) for any other stock appreciation right, any price determined by the committee or the Board in its sole discretion. The provisions of the plan regarding administration of options, adjustments to grants upon certain events (i.e. reorganization or merger), transferability, conditions to exercise, and alteration, termination or waiver also apply to stock appreciation rights.

     Amendment and Termination. The Board of Directors may amend the 2000 Option Plan at any time as it deems advisable, and the Board or committee may amend the terms of outstanding grants; provided, however, that, any amendment that would impair the rights of a participant may not be made without the participant's consent. To the extent necessary to comply with applicable laws and regulations, including federal tax laws and regulations of the Nasdaq Stock Market, certain amendments to the Plan or any outstanding grant will require shareholder approval. The 2000 Option Plan may be terminated at any time by the Board. No termination, however, will adversely affect the terms of any outstanding options.

     Merger or Sale of Acxiom. In connection with a "change of control" of Acxiom (as defined by the committee or Board in its discretion, but which may include a merger or consolidation of Acxiom, a sale of all or substantially all of its assets, the acquisition of a significant percentage of the voting power of Acxiom, or a similar occurrence), the committee or Board may determine that:
(1) outstanding options are immediately exercisable, and/or (2) outstanding options will terminate within a specified number of days after notice to the participant, and the participant will receive an amount of cash equal to the excess of the fair market value of the shares immediately prior to the occurrence of the change of control over the exercise price of the option.

     Transferability. In general, options and stock appreciation rights granted under the 2000 Option Plan will not be transferable by a participant other than by will or the laws of descent and distribution. However, stock options (other than incentive options) and stock appreciation rights may be transferred (1) by gift or pursuant to a domestic relations order to members of the participant's immediate family, and (2) to certain family-controlled entities. Grants made under the 2000 Option Plan may provide that any shares of Acxiom common stock issued or transferred as a result of the award will be subject to further restrictions upon transfer.

     Federal Income Tax Treatment. The following summary of certain federal income tax consequences of the grant and exercise of options and stock appreciation rights under the 2000 Option Plan is based on current U.S. laws and regulations, all of which are subject to change. This summary does not attempt to describe all of the possible tax consequences that could result from the acquisition, holding, exercise or disposition of an option or stock appreciation right, or any of the underlying shares of common stock.

          Non-Qualified Stock Options. There will be no federal income tax consequences to either the participant or Acxiom upon the grant of a non-qualified option. Upon the exercise of a non-qualified option, the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of each share on the date of exercise over the option price, and Acxiom generally will be entitled to a federal income tax deduction in the same amount.

          Incentive Stock Options. There will be no federal income tax consequences to either the participant or Acxiom upon the grant of an incentive option. The participant will not have to recognize any income upon the exercise of an incentive option, and Acxiom will not be allowed any deduction, as long as the participant does not dispose of the shares within two years from the date the incentive option was granted or within one year from the date the shares were transferred to the participant. Upon the sale of the shares after the holding period requirement is satisfied, the participant will recognize a long-term capital gain (or loss) measured by the excess (or deficit) of the amount realized from the sale over the exercise price of the shares, but no deduction will be allowed to Acxiom. If a participant disposes of shares before the holding period is satisfied, the participant will recognize ordinary income in the year of the disposition, and Acxiom will be entitled to a corresponding deduction, in an amount equal to the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the exercise price of the shares, or (2) the excess of the amount realized from the disposition over the exercise price of the shares. Where shares are sold before the holding period is satisfied, the participant will also recognize a capital gain to the extent that the amount realized from the disposition of the shares exceeded the fair market value of the shares on the date of exercise.

          Stock Appreciation Rights. Upon the grant of a stock appreciation right, the participant recognizes no taxable income and Acxiom receives no deduction. The participant recognizes ordinary income and Acxiom receives a deduction at the time of exercise equal to the cash and fair market value of Acxiom common stock payable upon exercise.

                                 STOCK OWNERSHIP

     The following tables show the ownership of Acxiom common stock by major stockholders, directors and executive officers.

Ownership of Major Stockholders

     The following table lists the persons known by Acxiom to be the beneficial owners of 5% or more of Acxiom common stock. The percentages of outstanding shares listed below are calculated based upon 87,998,301 shares of Acxiom common stock issued and outstanding as of May 1, 2000.

                                          Number of Shares
                                          of Common Stock         Percent of
Name and Address of Beneficial Owner     Beneficially Owned   Outstanding Shares
William Blair & Company  . . . . . . . . .   6,493,291<F1>           7.4%
    222 West Adams Street
    Chicago, IL  60606

Waddell & Reed Financial Inc.  . . . . . .   4,385,750<F1>           5.0%
Waddell & Reed Financial Services, Inc.
Waddell & Reed, Inc.
Waddell & Reed Investment Management Company
    P.O. Box 29217
    6300 Lamar Avenue
    Overland Park, KS  66202-4200

<F1> Based on information  contained in a Schedule 13G filed with the Securities and Exchange Commission.

Holdings of Officers and Directors

     This table shows the amount of Acxiom common stock held by each director and the named executive officers on May 1, 2000. It also shows the common stock held by all of Acxiom's directors and executive officers as a group on that date.

                                       Number of Shares
                                        of Common Stock          Percent of
Name of Beneficial Owner              Beneficially Owned     Outstanding Shares
Dr. Ann H. Die  . . . . . . . . . . . .    12,655                     *
C. Alex Dietz   . . . . . . . . . . . .   492,106<F1>                 *
William T. Dillard II   . . . . . . . .    21,000                     *
Harry C. Gambill  . . . . . . . . . . .       400                     *
Rodger S. Kline   . . . . . . . . . . . 1,988,700<F2>               2.3%
Thomas F. (Mack) McLarty, III . . . . .     2,000                     *
Charles D. Morgan   . . . . . . . . . . 3,878,745<F3>               4.4%
Stephen M. Patterson  . . . . . . . . .    30,000                     *
James T. Womble   . . . . . . . . . . . 1,600,919<F4>               1.8%
Paul L. Zaffaroni   . . . . . . . . . .   379,720<F5>                 *
All directors, nominees and executive
  officers, as a group (13 persons) . . 8,659,573<F6>               9.8%

------------------------------------

*    Denotes less than 1%.

<F1> Includes  2,598 shares held by Mr.  Dietz's wife and 291,817 shares subject to currently exercisable options (40,857 of which are held by Mrs. Dietz), of which 291,469 are in the money.

<F2> Includes 273,044 shares subject to currently  exercisable options, of which
     272,230 are in the money.

<F3> Includes 451,748 shares subject to currently  exercisable options, of which
     450,566 are in the money.

<F4> Includes 269,263 shares subject to currently  exercisable options, of which
     268,685 are in the money.

<F5> Includes  304,860 shares subject to currently  exercisable  options and all are in the money.

<F6> Includes  1,786,232  shares subject to currently  exercisable  options,  of which 1,772,308 are in the money.

                             EXECUTIVE COMPENSATION

         This table shows the compensation during each of Acxiom's last three fiscal years paid to Mr. Morgan (the Company Leader) and the four other most highly compensated executive officers based on compensation earned during the fiscal year ended March 31, 2000.

Summary Compensation Table

                                                         Long Term
                               Annual Compensation      Compensation
                           ----------------------------  ----------
                                                                     Securities
Name and                                   Other Annual  Underlying   All Other
Principal            Year  Salary   Bonus  Compensation   Options   Compensation
Position                     ($)     ($)      ($)<F1>       (#)        ($)<F3>
-------------------  ----  -------  -----  ------------  ---------- ------------
Charles D. Morgan    2000  595,000   ---           0      208,500Z<F2> 19,699
  Chairman of the    1999  485,000   ---     292,300        49,678     24,020
  Board and Company  1998  375,000   ---     267,857             0     14,813
  Leader

Rodger S. Kline      2000  394,000   ---           0       138,066<F2> 12,180
  Operations Leader  1999  322,000   ---     194,063        33,483     15,956
                     1998  250,000   ---     178,571             0      9,869

James T. Womble      2000  326,000   ---           0       114,237<F2> 10,797
  Division Leader    1999  264,000   ---     159,107        31,782     12,719
                     1998  202,000   ---     126,250             0      7,829

Paul L. Zaffaroni    2000  291,000   ---           0       101,972<F2>  9,542
  Division Leader    1999  242,000   ---     127,617         7,415     11,468
                     1998  193,000   ---     120,625             0      7,564

C. Alex Dietz        2000  291,000   ---           0       101,972<F2>  7,997
  Division Leader    1999  242,000   ---      70,898         1,483     11,445
                     1998  191,000   ---     119,375             0      7,328



--------------------------

<F1> This amount represents the named  individuals'  at-risk pay for each fiscal year. See discussion of "At-Risk Base Pay" below under "Report of Compensation Committee." In October 1999, each of the executives named below elected to receive stock options in lieu of cash at-risk payments for the 2000 fiscal year. See "Option Grants For Last Fiscal Year," footnote 2, below.

<F2> See footnotes to "Option Grants For Last Fiscal Year" below.

<F3> This  amount  represents  Acxiom's  contribution  on behalf  of each  named executive officer to Acxiom's 401(k) and supplemental executive retirement plans.

Option Grants For Last Fiscal Year

     This table contains information concerning options to acquire shares of Acxiom stock granted to the named executive officers.

Individual Grants

                               Percent of
                                 Total
                    Number of   Options
                    Securities  Granted
                    underlying    to
                     Options   Employees  Exercise or               Grant Date
                     Granted   in Fiscal  Base Price  Expiration  Present Value
        Name           (#)        Year       ($/Sh)       Date       ($)(3)
Charles D. Morgan .. 63,134<F1>   1.82       26.08      5/25/14     1,020,245
                     34,623<F1>   1.00       32.60      5/25/14       509,997
                     37,719<F1>   1.09       39.12      5/25/14       509,961
                     73,024<F2>   2.10       17.93     10/12/14       425,000
Rodger S. Kline .... 41,807<F1>   1.20       26.08      5/25/14       675,601
                     22,927<F1>    .66       32.60      5/25/14       337,715
                     24,977<F1>    .72       39.12      5/25/14       337,689
                     48,355<F2>   1.39       17.93     10/12/14       281,426
James T. Womble .... 34,591<F1>   1.00       26.08      5/25/14       558,991
                     18,970<F1>    .55       32.60      5/25/14       279,428
                     20,666<F1>    .59       39.12      5/25/14       279,404
                     40,010<F2>   1.15       17.93     10/12/14       232,858
Paul L. Zaffaroni .. 30,878<F1>    .89       26.08      5/25/14       498,988
                     16,933<F1>    .49       32.60      5/25/14       249,423
                     18,447<F1>    .53       39.12      5/25/14       249,403
                     35,714<F2>   1.03       17.93     10/12/14       207,855
C. Alex Dietz ...... 30,878<F1>    .89       26.08      5/25/14       498,988
                     16,933<F1>    .49       32.60      5/25/14       249,423
                     18,447<F1>    .53       39.12      5/25/14       249,403
                     35,714<F2>   1.03       17.93     10/12/14       207,855

<F1> On May 26, 1999,  these  long-term  incentive  options were granted.  These options vest incrementally over six years. One-half of these options were granted at the then current market price, while one-fourth were granted at 25% premium over market, and the other one-fourth were granted at a 50% premium over market. See discussion of "Long-Term Incentive Compensation" below under "Report of Compensation Committees." These options are transferable only under certain limited circumstances to immediate family members and certain family controlled entities. The named individuals will not be eligible for another long-term incentive grant until 2002.

<F2> Options were granted on October 13, 1999 to the leadership  team, including the named individuals, in lieu of all of their fiscal 2000 at-risk compensation. The exercise price was the fair market value of the Company's common stock on the day of grant. These options became fully vested on May 18, 2000, with the exception of a portion of the options granted to Mr. Zaffaroni: 77.50% of his options were fully vested on May 18, 2000, and the remaining 22.50% will vest incrementally over six years from the date of grant. Options granted under Acxiom's U.S. stock option plan are transferable only under certain limited circumstances to immediate family members and certain family controlled entities. Options granted under Acxiom's U.K. stock option plan are not transferable.

<F3>The grant date present value was based on the Black-Scholes Option Valuation
Model, a widely recognized method of valuing options. The following underlying assumptions were used to derive the present value of these options: expected volatility of Acxiom's common stock of 40.75% to 51.17%, based upon the actual monthly volatility as represented by the standard deviation in the stock price variance for the two years prior to the grant date; a risk-free rate of return of 5.52% to 5.76%, based on the yield of the two year U.S. treasury notes as of the grant date; and exercise of the option two years after the grant date. The


                                      -15-

actual value, if any, the named individuals may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised; consequently, there is no assurance the value realized by the named individuals will be at or near the value estimated by the Black-Scholes Option Valuation Model.


Option Exercises and Fiscal Year End Option Values

     This table shows all stock options exercised by the named executives during the fiscal year ended March 31, 2000, and the number and value of options they held at fiscal year end.

                                          Number of
                                         Securities              Value of
                                         Underlying            Unexercised
                                         Unexercised           in-the-Money
                   Shares                  Options               Options
                  Acquired            at Fiscal Year-End    at Fiscal Year-End
                     on      Value           (#)                   ($)
                  Exercise  Realized   Exer-    Unexer-     Exer-       Unexer-
      Name           (#)       ($)    cisable   cisable    cisable      cisable

Charles D. Morgan       0         0   451,748   415,013   10,170,840   5,142,183
Rodger S. Kline    60,500   756,125   273,044   274,864    5,957,044   3,407,223
James T. Womble         0         0   269,263   232,604    6,037,009   2,958,098
Paul L. Zaffaroni  50,000   606,250   304,860   204,663    7,694,546   2,699,667
C. Alex Dietz      27,088   708,786   250,960   201,676    6,184,233   2,638,290


Compensation of Directors

     Each outside director receives 1,000 shares of unregistered common stock as an annual retainer fee. In addition, each outside director receives a $2,000 fee for each meeting he or she attends. Inside directors do not receive any additional compensation for their service as directors.

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee are Messrs. Dillard and McLarty. No compensation committee interlocks exist with respect to the Board's Compensation Committee, nor do any present or past officers of Acxiom serve on the Compensation Committee.

Report of Compensation Committee

     The Compensation Committee of the Board of Directors makes decisions on the compensation of Acxiom's leadership team. The Compensation Committee members are non-employee, outside directors pursuant to Securities and Exchange Commission rules and applicable Treasury regulations. Set forth below is a report submitted by William T. Dillard II and Thomas F. (Mack) McLarty, III, in their capacity as members of the Board's Compensation Committee, addressing the compensation policies for Acxiom's leadership team, for the individuals named in the tables above, and for Mr. Morgan.

Compensation Policies

     Compensation for Acxiom's  leadership is based upon principles  intended to
align  leadership  compensation  with  business  strategy,   Acxiom  values  and
management initiatives. The plan is designed to:

     o align the leaders' interests with the stockholders' and investors' interests;

     o    motivate the leaders to achieve the highest level of performance;

     o retain key leaders by linking executive compensation to Acxiom performance; and o attract the best candidates through competitive, growth-oriented plans.

     The resulting compensation strategy is targeted to provide an overall level of compensation opportunity that is competitive within the markets in which Acxiom competes, as well as within a broader group of companies of comparable size and complexity. Actual compensation levels may eventually be greater than or less than the average competitive market levels, based upon the achievement of Acxiom, as well as upon individual performance. The Compensation Committee uses its discretion to set the parameters of the leadership compensation plan when external, internal and/or individual circumstances warrant. Increased orientation of leadership compensation policies toward long-term performance has been accompanied by increased utilization of objective performance criteria. See "Components of Compensation" below.

     The Compensation Committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and stockholders' interests and the enhancement of stockholder value. Thus, the Committee has also increasingly utilized these elements in Acxiom's compensation program for its leadership team.

Components of Compensation

     Compensation paid to Acxiom's leaders in the last fiscal year, the separate elements of which are discussed below, consisted of the following: not-at-risk base pay, at-risk base pay, and long-term incentive compensation granted under Acxiom's stock option plans. The compensation plan contains five possible compensation levels with base pay being established based on the 75th percentile of market for senior leaders and the 50th percentile for all other leaders. This provides flexibility in establishing appropriate compensation packages for
Acxiom's leadership. The plan provides for increasingly large percentages of total compensation being weighted towards at-risk pay and, to an even greater degree, toward long-term incentive compensation ("LTI"). The higher the compensation level, the greater the overall percentage of at-risk and LTI. Under the plan, the compensation for Acxiom's senior leaders, who participate in the top two levels of the plan, is as follows: not-at-risk base pay (35-40%); at-risk base pay (25%); and LTI compensation (35-40%).

     Not-At-Risk Base Pay - Base pay levels are largely determined through market comparisons. Actual salaries are based on individual performance contributions and the use of market surveys for comparable companies and positions. Base salaries for Acxiom's senior leadership were targeted in the last fiscal year to represent 35-40% of total compensation, which includes the annual at-risk base pay and LTI compensation. For other corporate, group and business unit level leaders, base salaries were targeted at 40-70% of total compensation.

     At-Risk Base Pay - The at-risk base pay for all of Acxiom's leaders is funded after Acxiom achieves its earnings per share target. Attainment of targeted at-risk base pay is largely determined by using the EVA(R) (Economic Value Added) model. (EVA is a registered trademark of Stern Stewart & Co.) EVA measures a Company's performance by taking its after-tax operating profit and subtracting the cost of capital. In the past fiscal year, at-risk base pay was targeted to represent 25% of total compensation for the senior leadership team and 15-25% for other corporate, group and business unit leaders. Acxiom's diluted earnings per share goal for the year was $1.00 per share, which was achieved.

     Long-Term Incentive Compensation - The Committee's long-term incentive compensation plan is composed of awards of stock options designed to align long-range interests between Acxiom's leadership team and its stockholders and to assist in the retention of key people. During the past fiscal year, the long-term incentives were targeted to represent 35-40% of total compensation for senior leadership and 15-35% for other corporate, group and business unit leaders. On May 26, 1999, senior leadership members were awarded the equivalent of three years' worth of non-statutory stock options to induce them to adopt the long-term view of stockholders. One-half of the options awarded were priced at the then current market value, one-fourth were priced at a 25% premium over the then current market value, and the remaining one-fourth were priced at a 50% premium over the then current market value. Senior leadership members will not be eligible for new grants of LTI options until 2002.

     Under the Committee's current guidelines, the terms of long-term incentive non-statutory options are 15 years, and the exercise prices are: one-half at the fair market value on the date of grant, one-fourth at a 25% premium over market, and one-fourth at a 50% premium over market. From 1993 - 1998, LTI options were granted one-half at fair market value, one-fourth at a 50% premium over market, and one-fourth at a 100% premium over market. The LTI vesting period for options granted in and after 1999 was changed from nine to six years, with 20% of the options becoming vested on each of the second through the sixth anniversaries. These changes were made in order to make Acxiom more competitive with other companies in the information technology industry.

     Supplemental Executive Retirement Plan - All members of Acxiom's leadership team are eligible to participate in the Supplemental Executive Retirement Plan ("SERP"), which was adopted in fiscal 1996, by contributing up to 100% of their pretax income into the plan. Acxiom matches at a rate of $.50 on the dollar up to the first 6% of the leadership team members' combined contributions under both the SERP and Acxiom's 401K Retirement Plan. The Acxiom match is paid in Acxiom common stock.

     Other Compensation Plans - Acxiom maintains certain broad-based employee benefit plans in which leadership team members are permitted to participate on the same terms as non-leadership team associates who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

Mr. Morgan's Compensation

     In fiscal 2000, Acxiom's revenue increased 28%, and net earnings increased 35%, excluding special charges from the prior year, a record year in both revenue and earnings for Acxiom. Diluted earnings per share increased 28%, excluding special charges from the prior year. The return on stockholders' equity for fiscal 2000 was 19%. In the prior year, Acxiom's revenue and net earnings, excluding special charges, increased 27% and 33%, respectively.

     Because of Acxiom's performance and Mr. Morgan's performance in the prior year, Mr. Morgan's fiscal 2000 base pay was increased by 23% over fiscal 1999. His base pay for fiscal 2001 was increased 18.5% over fiscal 2000. This increase was due in part to the success of Acxiom in fiscal 2000, and in part as the third of four proposed annual increases designed to make the salaries of Mr. Morgan (and other Acxiom leaders) competitive with comparable market compensation (i.e., within the 75th percentile of competitive companies) by the end of the four-year adjustment period.

     In fiscal 2000, the Company's earnings per share results and the Company's EVA attained were the primary basis for determining the at-risk base pay earned by Mr. Morgan. All of Mr. Morgan's fiscal 2000 at-risk payments were made in the form of stock options. (See the "Option Grants For Last Fiscal Year" table above.) These 73,024 options were granted on October 13, 1999, at an exercise price of $17.93, the market value on the date of grant, and became fully vested as of May 18, 2000.

         On May 26, 1999, Mr. Morgan was granted 135,477 stock options as part of his long term incentive compensation. One-half of the options awarded were priced at the then current market value ($26.08), one-fourth were priced at a 25% premium over the then current market value ($32.60), and the remaining one-fourth were priced at a 50% premium over the then current market value ($39.12). Mr. Morgan will not be eligible for another grant of LTI options until 2002.

     All of the grants described above were intended to further encourage Mr. Morgan's long-term performance while aligning his interests with those of Acxiom's other stockholders with regard to the performance of Acxiom's common stock.

Section 162(m), "Limit on Deductibility of Compensation Expense"

     Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 generally prevents public corporations from deducting as a business expense that portion of the compensation paid to the named individuals in the Summary Compensation Table that exceeds $1,000,000. However, this deduction limit does not apply to "performance-based compensation" paid pursuant to plans approved by stockholders. The Board has administered its compensation plans so as to comply with Section 162(m) and thereby retain the deductibility of executive compensation, and it is Acxiom's intention to continue to monitor its compensation plans to comply with Section 162(m) in the future.

         William T. Dillard II           Thomas F. (Mack) McLarty, III


                             STOCK PERFORMANCE GRAPH

         The graph below compares for each of the last five fiscal years the cumulative total return on Acxiom's common stock, the Nasdaq Stock Market - U.S. Index, and the Nasdaq Stock Market - Computer and Data Processing Index. The cumulative total return on Acxiom's common stock assumes $100 invested on March 31, 1995 in Acxiom's common stock.

          The following table is submitted in lieu of the required graph:

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
         AMONG ACXIOM CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

        YEAR                          1995   1996   1997   1998   1999   2000
Acxiom Corporation                    $100   $143   $172   $306   $316   $397
NASDAQ - US Index                      100    136    151    229    309    575
NASDAQ - Computer & Data Processing    100    142    155    271    442    797

*    $100  INVESTED ON 03/31/95  IN STOCK OR INDEX - INCLUDING  REINVESTMENT  OF
     DIVIDENDS. FISCAL YEAR ENDING MARCH 31.


                              CERTAIN TRANSACTIONS


     1. Acxiom entered into an agreement to be a corporate sponsor of RM Promotions, LLC in the 2000 NASCAR truck racing series. Rob Morgan, an employee and majority owner of RM Promotions, is the son of Company Leader Charles D. Morgan, who has a minority interest in RM Promotions. Under the agreement, RM Promotions will support Acxiom customers and promote Acxiom products and services at the NASCAR events. RM Promotions will also assist Acxiom in providing hospitality facilities for Acxiom customers at selected events. The sponsorship fee by Acxiom to RM Promotions in the prior fiscal year was $500,000, and the fee to be paid in the current fiscal year is $1,500,000.

     2. Acxiom uses the temporary staffing services of the national staffing firm, Norrell Staffing Services, Inc. for its strategic staffing and contingency workforce needs. Susie P. Morgan, wife of Company Leader Charles D. Morgan, owns the Little Rock, Arkansas franchise of Norrell. The total annual fees received by Ms. Morgan's franchise from Norrell, based on payments to be made by Acxiom to Norrell, were approximately $250,000 in fiscal 2000.

     3. Acxiom leases an aircraft from MorAir, Inc., a corporation controlled by Charles D. Morgan, Acxiom's Company Leader, for approximately $80,000 per month, plus maintenance and insurance. The term of this aircraft lease expires in August, 2006. The terms of the lease have been found by the Board to be as good or better than those which could have been obtained from an unrelated third party.

     4. In accordance with a data center management agreement dated July 27, 1992 between Acxiom and Trans Union LLC, Acxiom (through its subsidiary, Acxiom CDC, Inc.) acquired all of Trans Union's interest in its Chicago data center and agreed to provide Trans Union with various data center management services. The term of the agreement expires in 2005. In the past fiscal year, Acxiom received approximately $80 million in revenue from Trans Union.

     As part of the 1992 agreement, Acxiom issued 1,920,000 shares of its common stock to Trans Union. At the same time, Acxiom also issued a warrant to Trans Union to purchase up to 4,000,000 additional shares prior to August 31, 2000, at exercise prices ranging from $2.9125 per share to $3.5625 per share. In August 1998, Trans Union exercised the warrant and acquired the 4,000,000 shares for $3.0625 per share. In June 1999, Trans Union sold 400,000 of these shares in the open market.

     In 1994, Acxiom and Trans Union's parent company, Marmon Industrial LLC, entered into a stock purchase agreement under which Marmon Industrial bought 2,000,000 shares of Acxiom stock for $5.98 per share. In 1997, Trans Union transferred its original 1,920,000 shares (together with an additional 1,000 shares it had previously acquired from Mr. Gambill) to the Pritzker Foundation, a private foundation. At the same time, Marmon Industrial transferred its
2,000,000 shares to the Pritzker Foundation. In July 1999, the Pritzker Foundation sold all of these shares in an underwritten public offering. In December, Trans Union transferred the remaining 3,603,000 of its Acxiom shares to Marmon Holdings, Inc. In March 2000, Harry C. Gambill transferred 1,000 shares of Acxiom stock, which represented his annual director's retainer, to Marmon Holdings. On May 12, 2000, Marmon sold all of its 3,604,000 shares to another investor in a private transaction. Consequently, neither Marmon nor Trans Union currently own any Acxiom stock.

     In a 1992 letter agreement, Acxiom agreed to use its best efforts to cause one person designated by Trans Union to be elected to Acxiom's Board of Directors. Trans Union designated its CEO and President, Harry C. Gambill, who was appointed to fill a vacancy on the Board in November 1992 and was elected at the 1993 Annual Meeting of Stockholders to serve a three-year term. He was elected to serve additional three-year terms at the 1996 and 1999 Annual Meetings. Under a second letter agreement, executed in 1994 in connection with an amendment to the 1992 agreement which continued the term through 2002, Acxiom agreed to use its best efforts to cause two people designated by Trans Union to be elected to Acxiom's Board of Directors. In addition to Mr. Gambill, Trans Union designated Robert A. Pritzker, an executive officer of Marmon Industrial Corporation, who was appointed to fill a newly created position on Acxiom's Board of Directors on October 26, 1994. Mr. Pritzker was elected to serve a three-year term at the 1995 Annual Meeting of Shareholders. He was elected to serve a second three-year term at the 1998 Annual Meeting. As noted above, Mr. Pritzker resigned from the Board in May, 2000, to attend to other business obligations. While these undertakings by Acxiom are in effect until 2005, Acxiom has been notified that Trans Union will not designate another individual to serve as director at the present time.

                      SECTION 16(a) REPORTING DELINQUENCIES

     Section 16(a) of the Securities Exchange Act of 1934 requires Acxiom's executive officers, directors, and persons who own more than ten percent (10%) of Acxiom's stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These reports are also filed with the National Association of Securities Dealers, Inc. A copy of each report is furnished to Acxiom.

     SEC regulations require Acxiom to identify anyone who filed a required report late during the most recent fiscal year. Based solely on our review of reports furnished to us and the written representations that no other reports were required during the fiscal year ended March 31, 2000, we believe that all
Section 16(a) filing requirements were met.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP has been selected as Acxiom's independent accountants and auditors. KPMG LLP has held this position since Acxiom went public in 1983. They will have the opportunity to make a statement at the 2000 Annual Meeting if they desire to do so and to respond to appropriate questions.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

     If you want to present a proposal at the 2001 Annual Meeting, you should send the proposal to Catherine L. Hughes, Acxiom Corporation, 1 Information Way, Little Rock, Arkansas 72202.

     Acxiom's bylaws contain an advance notice provision which provides that any matter may not be brought by a stockholder before Acxiom's annual meeting unless the proposal is delivered in writing to the Secretary of Acxiom no later than 120 days prior to the anniversary date of the immediately preceding annual meeting. Accordingly, for any stockholder proposal to be considered at the 2000 Annual Meeting it must be submitted no later than April 12, 2001.

     Additionally, for a stockholder proposal to be included in the Acxiom proxy statement and form of proxy for the 2001 Annual Meeting, the proposal must be received on or before February 21, 2001 and must otherwise comply with Rule 14a-8 of the Securities Exchange Act of 1934.

                            EXPENSES OF SOLICITATION

     Acxiom will bear the expense of preparing and mailing the proxy materials and may use regular employees and associates, without additional compensation, to request, by telephone or otherwise, the return of proxies or attendance at the Annual Meeting. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of common stock, and Acxiom will provide reimbursement for reasonable out-of-pocket expenses incurred by them in connection with the forwarding of such materials. In the event the management of Acxiom deems it advisable, Acxiom may also engage the services of an independent proxy solicitation firm to aid in the solicitation of proxies. The fees paid by Acxiom, in the event of such an engagement, likely would not exceed $25,000.

                        ADDITIONAL INFORMATION AVAILABLE

     Acxiom will furnish, without charge, a copy of our most recent Annual Report on Form 10-K, as filed with the United States Securities and Exchange
Commission, including any financial statements and schedules. Your written request should be sent to Catherine L. Hughes, Acxiom Corporation, 1 Information Way, Little Rock, Arkansas 72202.

                                  OTHER MATTERS

     The Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the Proxy.


                                       By Order of the Board of Directors



                                               Catherine L. Hughes
                                                    Secretary

Little Rock, Arkansas
June 22, 2000

                                   Appendix A


                        2000 ASSOCIATE STOCK OPTION PLAN
                                       OF
                               ACXIOM CORPORATION

     1. Establishment and Purpose. The purpose of the 2000 Associate Stock Option Plan of Acxiom Corporation (the "Plan") is to further the growth and development of Acxiom Corporation (the "Company") and any of its present or future Subsidiaries and Affiliated Companies (as defined below) by granting to certain Associates (as defined below) of the Company and any Subsidiary or Affiliated Company options to purchase shares of Common Stock (as defined below) of the Company, thereby offering such Associates a proprietary interest in the Company's business and a more direct stake in its continuing welfare, and aligning their interests with those of the Company's shareholders. This Plan is also intended to assist the Company in attracting and retaining talented Associates, who are vital to the continued development and success of the Company.

     2. Definitions. The following capitalized terms, when used in the Plan, will have the following meanings:

          (a) "Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time.

          (b) "Affiliated Company" means any corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity in which the Company or any of its Subsidiaries has an ownership interest.

          (c) "Associate" means any employee, officer (whether or not also a director), affiliate, independent contractor or consultant of the Company, a Subsidiary or an Affiliated Company who renders those types of services which tend to contribute to the success of the Company, its Subsidiaries or its Affiliated Companies, or which may reasonably be anticipated to contribute to the future success of the Company, its Subsidiaries or its Affiliated Companies.

          (d) "Board" shall mean the Board of Directors of the Company.

          (e) "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time.

          (f) "Common Stock" means the common stock, par value $.10 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section 18 of the Plan.

          (g) "Committee" means a committee of the Board whose members are appointed by the Board from time to time. All of the members of the Committee, which may not be less than two, are intended at all times to qualify as "outside directors" within the meaning of Section 162(m) of the Code and "Non-Employee Directors" within the meaning of Rule 16b-3; provided, however, that the failure of a member of such Committee to so qualify shall not be deemed to invalidate any Stock Option granted by such Committee.

          (h) "Date of Grant" means the date specified by the Committee or the Board, as applicable, on which a grant of Stock Options or Stock Appreciation Rights will become effective.

          (i) "Exercise Price" means the purchase price per share payable upon exercise of a Stock Option.

          (j) "Fair Market Value" means, as of any applicable determination date or for any applicable determination period, the fair market value of the Common Stock as determined by the Committee or Board.

          (k) "Grant Documents" means any written agreement, memorandum or other document or instrument, authorized by the Committee or Board, evidencing the terms and conditions of a Stock Option or Stock Appreciation Right grant under the Plan.

          (l) "Incentive Stock Option" means a Stock Option intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

          (m) "Legal Requirements" mean any laws, or any rules or regulations issued or promulgated by the Internal Revenue Service (including Section 422 of the Code), the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., The Nasdaq, Inc.'s National Market (or any other stock exchange upon which the Common Stock is listed for trading), or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Stock or the Plan.

          (n) "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

          (o) "Participant" means a person who is selected by the Committee or the Board, as applicable, to receive Stock Option or Stock Appreciation Right grants under the Plan and who is at that time an Associate.

          (p) "Rule 16b-3" means Rule 16b-3 under Section 16 of the Act, as such Rule is in effect from time to time.

          (q) "Stock Appreciation Right" means the right pursuant to an award granted under Section 12 of the Plan, to surrender to the Company all (or a portion) of such right and, if applicable, a related Stock Option, and receive cash or shares of Common Stock in accordance with the provisions of
     Section 12.

          (r) "Stock Option" means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Section 4 of the Plan.

          (s) "Strike  Price"  shall have the meaning set forth for such term in
     Section 12(b) of the Plan.

          (t) "Subsidiary" means any corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock issued by such corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity.

     3. Administration. The Plan shall be administered by the Committee and the Board. Each of the Committee or the Board has the full authority and discretion to administer the Plan, and to take any action that is necessary or advisable in connection with the administration of the Plan including, without limitation, the authority and discretion to:

          (a) select the Associates eligible to become Participants under the Plan;

          (b) determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options or Stock Appreciation Rights are to be granted hereunder to one or more Associates;

          (c) determine the number of shares of Common Stock to be covered by each such grant;

          (d) determine the terms and conditions, not inconsistent with the terms of the Plan, of any grant hereunder (including, but not limited to, the Exercise Price or Strike Price and any restriction, limitation, procedure, or deferral related thereto, or any vesting acceleration or waiver of forfeiture restrictions regarding any Stock Option, or the shares of stock relating thereto, or any Stock Appreciation Right, based in each case on such guidelines and factors as the Committee or Board shall determine from time to time in its sole discretion); and

          (e) determine whether, to what extent and under what circumstances grants under the Plan are to be made and operate, whether on a tandem basis or otherwise, with other grants or awards (whether equity or cash based) made by the Company under or outside of the Plan.

     Each of the Committee and the Board shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provision of the Plan and any Stock Option or Stock Appreciation Right grant issued under the Plan (and any Grant Documents relating thereto); and to otherwise supervise the administration of the Plan.

     Each of the Committee and the Board shall also have the authority to provide, in its discretion, for the recision, forfeiture, cancellation or other restriction of any Stock Option or Stock Appreciation Right granted under the Plan, or for the forfeiture, recision or repayment to the Company by an Associate or former Associate of any profits or gains related to the exercise of any Stock Option or Stock Appreciation Right granted hereunder, or other limitations, upon the occurrence of such prescribed events and under such circumstances as the Committee or the Board shall deem necessary and reasonable for the benefit of the Company.

     All decisions made by the Committee and the Board pursuant to the provisions of the Plan shall be made in the Committee's or Board's sole discretion and shall be final and binding on all persons including the Company and any Participant. No member of the Committee or Board will be liable for any such action or determination made in good faith.

     Notwithstanding any provision of the Plan to the contrary, the Committee will have the exclusive authority and discretion to administer or otherwise take any action required or permitted to be taken under the provisions of Sections 4, 6, 7, 8, 10, 11, 12, 17 or 18 hereof with respect to Stock Options or Stock Appreciation Rights granted under the Plan that are intended to comply with the requirements of Section 162(m) of the Code.

     4. Grant of Stock Options. The Committee or the Board may from time to time authorize grants of Stock Options to any Participant upon such terms and conditions as the Committee or Board may determine in accordance with the provisions set forth in this Plan. Each grant will specify, among other things, the number of shares of Common Stock to which it pertains; the Exercise Price, the form of payment to be made by the Participant for the shares purchased upon exercise of the Stock Option and the required period or periods (if any) of continuous service by the Participant with the Company, a Subsidiary or an Affiliated Company and/or any other conditions to be satisfied before the Stock Options or installments thereof will vest and become exercisable. Stock Options granted under the Plan may be either Non-Qualified Stock Options or Incentive Stock Options. The Committee or Board, at the time each Stock Option is granted, shall designate such option as either a Non-Qualified Stock Option or an Incentive Stock Option.

     Notwithstanding any provision of the Plan to the contrary, the aggregate Fair Market Value (as determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed the maximum amount specified by Section 422 of the Code, as amended from time to time (currently $100,000).

     Each  Stock  Option  granted  under  this Plan will be  evidenced  by Grant
Documents delivered to the Participant containing such further terms and provisions, consistent with the Plan, as the Committee or Board may approve in its discretion.

     5. Shares Subject to the Plan. The total number of shares of Common Stock which may be issued pursuant to the Plan shall not exceed in the aggregate 6,500,000 shares. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares, as determined in the discretion of the Committee or Board. Any shares of Common Stock which are subject to Stock Options that are terminated unexercised, forfeited or surrendered or that expire for any reason will again be available for issuance under the Plan. The shares of Common Stock available for issuance under the Plan will be subject to adjustment as provided in Section 18 below.

     6. Eligible Participants. All Associates shall be eligible to receive Stock Options and thereby become Participants in the Plan, regardless of such Associate's prior participation in the Plan or any other benefit plan of the Company. No executive officer named in the Summary Compensation Table of the Company's then current Proxy Statement shall be eligible to receive in excess of 600,000 Stock Options or Stock Appreciation Rights in any three-year period.

     7. Exercise Price.

          (a) The Exercise Price for each share of Common Stock purchasable under any Stock Option shall be not less than 100% of the Fair Market Value per share on the Date of Grant as the Committee or Board shall specify. All such Exercise Prices shall be subject to adjustment as provided for in
     Section 18 hereof.

          (b) If any Participant to whom an Incentive Stock Option is to be granted under the Plan is on the Date of Grant the owner of stock (as determined under Section 425(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any one of its Subsidiaries or Affiliated Companies, then the following special provisions shall be applicable to any Incentive Stock Options granted to such individual:

               (i) The Exercise Price per share of Common Stock subject to such Incentive Stock Option shall not be less than 110% of the Fair Market Value of one share of Common Stock on the Date of Grant; and

               (ii) The Incentive Stock Option shall not have a term in excess of five (5) years from the Date of Grant.

     8. Exercise Period. Subject to Section 18 hereof, the period during which a Stock Option shall vest and become exercisable by a Participant (or his or her representative(s) or transferee(s)) whether during or after employment or following death, retirement or disability (the "Exercise Period") shall be such period of time as may be designated by the Committee or Board as set forth in the applicable Grant Documents executed in connection with such Stock Option. If the Committee or Board provides, in its sole discretion, that any Stock Option is exercisable only in installments, the Committee or Board may waive or accelerate such installment exercise provisions at any time at or after grant in whole or in part, based upon such factors as the Committee or Board shall determine, in its sole discretion.

     The maximum duration of any Incentive Stock Option granted under the Plan shall be ten (10) years from the Date of Grant (and no such Incentive Stock Option shall be exercisable after the expiration of such (10) year period), although such options may be granted for a lesser duration. The duration of Non-Qualified Stock Options shall be for such period as determined by the Committee or Board in its sole discretion.

     9. Exercise of Option. Subject to Section 18 hereof, a Stock Option may be exercised by a Participant at any time and from time to time during the Exercise Period by giving written notice of such exercise to the Company specifying the number of shares of Common Stock to be purchased by Participant. Such notice shall be accompanied by payment of the Exercise Price in accordance with Section 10 below.

     10. Payment for Shares. Full payment of the Exercise Price for shares purchased upon exercise of a Stock Option, together with the amount of any tax or excise due in respect of the sale and issue thereof, may be made in one of the following forms of payment:

          (a) Cash, by check or electronic funds transfer;

          (b) Pursuant to procedures approved by the Company, through the sale (or margin) of shares of Common Stock acquired upon exercise of the Stock Option through a broker-dealer to whom the Participant has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale (or if applicable margin loan) proceeds sufficient to pay for the Exercise Price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by reason of such exercise;

          (c) By delivering previously-owned shares of the Company's Common Stock owned by the Participant for a period of at least six months having a Fair Market Value on the date upon which the Participant exercises his or her Stock Option equal to the Exercise Price, or by delivering a combination of cash and shares of Common Stock equal to the aggregate Exercise Price;

          (d) By authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant upon exercise of a Stock Option having an aggregate Fair Market Value on the date upon which the Participant exercises his or her Stock Option equal to the aggregate Exercise Price; or

          (e) By any combination of the foregoing;

provided however, that the payment methods described in clauses (c), (d) or (e) immediately above shall not be available to a Participant (i) without the prior consent of either the Committee or Board, or its authorized designee(s) and (ii) if at any time that the Company is prohibited from purchasing or acquiring shares of Common Stock under applicable law. The Committee may permit a Participant to defer the issuance of any shares, subject to such rules and procedures as it may establish.

     The Company will issue no certificates for shares until full payment of the Exercise Price has been made, and a Participant shall have none of the rights of a shareholder until certificates for the shares purchased are issued to him or her; provided however, that for purposes of this Section 10, full payment shall be deemed to be received by the Company upon evidence of delivery to a broker-dealer of the irrevocable instructions contemplated by clause (b) immediately above.

     11. Withholding Taxes. The Company may require a Participant exercising a Non-Qualified Stock Option or Stock Appreciation Right granted hereunder to reimburse the Company (or the entity which employs such Participant) for taxes required by any government to be withheld or otherwise deducted and paid by such corporation in respect of the issuance of the shares. Such withholding requirements may be satisfied by any one of the following methods:

          (a) A Participant may deliver cash in an amount which would satisfy the withholding requirement;

          (b) A Participant may deliver previously-owned shares of Common Stock (based upon the Fair Market Value of the Common Stock on the date of exercise) in an amount which would satisfy the withholding requirement; or

          (c) With the prior consent of either the Committee or Board, or its authorized designee, a Participant may request that the Company (or the entity which employs such Participant) withhold from the number of shares otherwise issuable to the Participant upon exercise of a Stock Option such number of shares (based upon the Fair Market Value of the Common Stock on the date of exercise) as is necessary to satisfy the withholding requirement.

     12. Stock Appreciation Rights.

          (a) When granted, Stock Appreciation Rights may, but need not be identified with a specific Stock Option (including any Stock Option granted on or before the Date of Grant of the Stock Appreciation Rights) in a number equal to or different from the number of Stock Appreciation Rights so granted. If Stock Appreciation Rights are identified with shares subject to a Stock Option, then, unless otherwise provided in the applicable Grant Document, the Participant's associated Stock Appreciation Rights shall terminate upon the expiration, termination, forfeiture or cancellation of such Stock Option or the exercise of such Stock Option.

          (b) The "Strike Price" of any Stock Appreciation Right shall (i) for any Stock Appreciation Right that is identified with a Stock Option, equal the Exercise Price of such Stock Option, or (ii) for any other Stock Appreciation Right, be not less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant as the Committee or Board shall specify.

          (c) Subject to Section 18 hereof, (i) each Stock Appreciation Right which is identified with any Stock Option grant shall vest and become exercisable by a Participant as and to extent that the related Stock Option which respect to which such Stock Appreciation Right is identified may be exercised and (ii) each other Stock Appreciation Right shall vest and become exercisable by a Participant, whether during or after employment or following death, retirement or disability, at such time or times as may be designated by the Committee or Board as set forth in the applicable Grant Documents executed in connection with such Stock Appreciation Right.

          (d) Subject to Section 18 hereof, Stock Appreciation Rights may be exercised by a Participant by delivery to the Company of written notice of intent to exercise a specific number of Stock Appreciation Rights. Unless otherwise provided in the applicable Grant Documents, the exercise of Stock Appreciation Rights which are identified with shares of Common Stock subject to a Stock Option shall result in the cancellation or forfeiture of such Stock Option to the extent of such exercise of such Stock Appreciation Right.

          (e) The benefit to the Participant for each Stock Appreciation Right exercised shall be equal to (i) the Fair Market Value of a share of Common Stock on the date of such exercise, minus (ii) the Strike Price of such Stock Appreciation Right. Such benefit shall be payable in cash, except that the Committee or Board may provide in the Grant Documents that benefits may be paid wholly or partly in shares of Common Stock.

     13. Loans or Guarantee of Loans. The Committee or Board, or its authorized designee(s), may authorize the extension of a loan to a Participant by the Company (or the guarantee by the Company of a loan obtained by a Participant from a third party) in order to assist a Participant to exercise a Stock Option granted under the Plan. The terms of any loans or guarantees, including the interest rate and terms of repayment, will be subject to the discretion of the Committee or Board, or its authorized designee(s). Loans and guarantees may be granted without security, the maximum credit available being the Exercise Price of the Stock Option sought to be exercised plus any federal and state income tax liability incurred upon exercise of the Stock Option.

     14. Transferability.

          (a) Incentive Stock Options granted under this Plan shall not be transferred by a Participant, except by will or by the laws of descent and distribution.

          (b) Non-Qualified Stock Options and Stock Appreciation Rights (subject to the limitations in paragraph (c) below) granted under the Plan may be transferred by a Participant to: (i) the Participant's family members (whether related by blood, marriage, or adoption and including a former spouse); (ii) trust(s) in which the Participant's family members have a greater than 50% beneficial interest; and (iii) family partnerships and/or family limited liability companies which are controlled by the Participant or the Participant's family members, such transfers being permitted to occur by gift or pursuant to a domestic relation order, or, only in the case of transfers to the entities described in clauses (i) and (ii) immediately above, for value. The Committee or Board, or its authorized designee(s) may, in its sole discretion, permit transfers of Non-Qualified Stock Options or Stock Appreciation Rights to other persons or entities upon the request of a Participant. Subsequent transfers of previously transferred Non-Qualified Stock Options or Stock Appreciation Rights may only be made to one of the permitted transferees named above, unless the subsequent transfer has been approved by the Committee or the Board, or its authorized designee(s). Otherwise, such transferred options may be transferred only by will or the laws of descent and distribution.

          (c) Notwithstanding the foregoing, if at the time any Stock Option is transferred as permitted under this Section 14, a corresponding Stock Appreciation Right has been identified as being granted in tandem with such Stock Option, then the transfer of such Stock Option shall also constitute a transfer of the corresponding Stock Appreciation Right, and such Stock Appreciation Right shall not be transferable other than as part of the transfer of the Stock Option to which it relates.

          (d) Concurrently with any transfer, the transferor shall give written notice to the Plan's then current Stock Option administrator of the name and address of the transferee, the number of shares being transferred, the Date of Grant of the Stock Options or Stock Appreciation Rights being transferred, and such other information as may reasonably be required by the administrator. Following transfer, any such Stock Options or Stock Appreciation Rights shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The provisions of the Plan and applicable Grant Documents shall continue to be applied with respect to the original Participant, and such Stock Options or Stock Appreciation Rights shall be exercisable by the transferee only to the extent that they could have been exercised by the Participant under the terms of such Grant Documents. The Company disclaims any obligation to provide notice to a transferee of any termination or expiration of a transferred Stock Option or Stock Appreciation Right.

     15. Conditions to Exercise of Options. The Committee or Board may, in its discretion, require as conditions to the exercise of Stock Options or Stock Appreciation Rights and the issuance of shares thereunder either (a) that a registration statement under the Securities Act of 1933, as amended, with respect to the Stock Options or Stock Appreciation Rights and the shares to be issued upon the exercise thereof, containing such current information as is required by the Rules and Regulations under said Act, shall have become, and continue to be, effective; or (b) that the Participant or his or her transferee(s) (i) shall have represented, warranted and agreed, in form and substance satisfactory to the Company, both that he or she is acquiring the Stock Option or Stock Appreciation Right and, at the time of exercising the Stock Option or Stock Appreciation Right, that he or she is acquiring the shares for his/her own account, for investment and not with a view to or in connection with any distribution; (ii) shall have agreed to restrictions on transfer, in form and substance satisfactory to the Company; and (iii) shall have agreed to an endorsement which makes appropriate reference to such representations, warranties, agreements and restrictions both on the option and on the certificate representing the shares.

     16. Conditions to Effectiveness of the Plan. No Stock Option of Stock Appreciation Right shall be granted or exercised if the grant of the Stock Option or Stock Appreciation Right, or the exercise and the issuance of shares or other consideration pursuant thereto, would be contrary to law or the
regulations  of  any  duly  constituted   authority  having  jurisdiction.

     17. Alteration, Termination, Discontinuance,  Suspension, or Amendment.

          (a) Subject to the requirements of paragraph (c) below, the Committee or Board may, without the consent of the Participant, amend any Grant Documents evidencing a Stock Option or Stock Appreciation Right granted under the Plan, or otherwise take action, to accelerate the time or times at which the Stock Option or Stock Appreciation Right may be exercised, to extend the expiration date of the Stock Option or Stock Appreciation Right, to waive any other condition or restriction applicable to such Stock Option or Stock Appreciation Right or to the exercise of such Stock Option or Stock Appreciation Right, to reduce the Exercise Price or Strike Price, as applicable, of such Stock Option or Stock Appreciation Right, to amend the definition of a change in control of the Company (if such a definition is contained in such Grant Documents) to expand the events that would result in a change in control of the Company and to add a change in control provision to such Grant Documents (if such provision is not contained in such Grant Documents) and may amend any such Grant Documents in any other respect with the consent of the Participant.

          (b) Subject to the requirements of paragraph (c) below, the Plan may be amended from time to time by the Board or any duly authorized committee thereof.

          (c) If required by any Legal Requirement, any amendment to the Plan or any Grant Document will also be submitted to and approved by the requisite vote of the shareholders of the Company. If any Legal Requirement requires the Plan to be amended, or in the event any Legal Requirement is amended or supplemented (e.g., by addition of alternative rules) to permit the Company to remove or lessen any restrictions on or with respect to Stock Options or Stock Appreciation Rights, the Board and the Committee each reserves the right to amend the Plan or any Grant Documents evidencing a Stock Option or

     Stock Appreciation Right to the extent of any such requirement, amendment or supplement, and all Stock Options or Stock Appreciation Rights then outstanding will be subject to such amendment.

          (d) Notwithstanding any provision of the Plan to the contrary, the Committee or the Board may not, without prior approval of the shareholders of the Company, reprice any outstanding Stock Option by either lowering the Exercise Price thereof or canceling such outstanding Stock Option in consideration of a grant having a lower Exercise Price. This paragraph 17(d) is intended to prohibit the repricing of "underwater" Stock Options without prior shareholder approval and shall not be construed to prohibit the adjustments provided for in Section 18 hereof.

          (e) The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Stock Option or Stock Appreciation Right.

          (f) The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary or Affiliated Company, nor will it interfere in any way with any right the Company or any Subsidiary or Affiliated Company would otherwise have to terminate a Participant's employment or other service at any time.

     18. Adjustment of Shares; Effect of Certain Transactions. Notwithstanding any other provision of the Plan to the contrary, in the event of any change in the shares of Common Stock subject to the Plan or to any Stock Option or Stock Appreciation Right granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, issuance of rights to subscribe, or change in capital structure), appropriate adjustments or substitutions shall be made by the Committee or Board as to the (i) maximum number of shares of Common Stock subject to the Plan, (ii) maximum number of shares of Common Stock for which Stock Options or Stock Appreciation Rights may be granted to any one employee, and (iii) the number of shares of Common Stock and price per share subject to outstanding Stock Options or Stock Appreciation Rights as shall be equitable to prevent dilution or enlargement of rights under previously granted Stock Options or Stock Appreciation Rights. The determination of the Committee or Board as to these matters shall be conclusive; provided, however, that (i) any such adjustment with respect to an Incentive Stock Option and any related Stock Appreciation Right shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would disqualify any Incentive Stock Option granted hereunder as an Incentive Stock Option for purposes of Section 422 of the Code.

     The Committee or Board may determine, in its discretion, that Stock Options and Stock Appreciation Rights may become immediately exercisable upon the occurrence of a transaction involving a "change in control" of the Company, which transactions shall be as defined in the Grant Documents pursuant to which Stock Options or Stock Appreciation Rights are granted. A "change in control" transaction may include a merger or consolidation of the Company, a sale of all or substantially all of its assets, or the acquisition of a significant percentage of the voting power of the Company, or such other form of transaction as the Committee or Board determines to constitute a change in control.

     The Committee or Board, in its discretion, may also determine that, upon the occurrence of such a "change in control" transaction, each Stock Option or Stock Appreciation Right outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Common Stock subject to such Stock Option or Stock Appreciation Right, an amount equal to the excess of the fair market value of the shares immediately prior to the occurrence of such transaction (which shall be no less than the value being paid for such shares pursuant to such transaction) over the Exercise Price or Strike Price, as applicable, of such Stock Option or Stock Appreciation Right; such amount shall be payable in cash, in one or more of the kinds of property payable in such transaction, or in a combination thereof, as the Committee or Board in its discretion shall determine.

     19. Use of Proceeds. Proceeds realized from the sale of Common Stock pursuant to Stock Options granted hereunder shall constitute general funds of the Company.

(Side 1)
PROXY                                                                      PROXY
                               ACXIOM CORPORATION
           This Proxy Is Solicited on Behalf of The Board of Directors
                     for the Annual Meeting of Stockholders
                          to be Held on August 9, 2000

The undersigned hereby appoints Catherine L. Hughes and Robert S. Bloom as Proxies, or either of them, with the power to appoint their substitutes, and hereby authorizes them to represent and vote, as designated below, all of the shares of common stock of Acxiom Corporation held of record by the undersigned on June 13, 2000, at the Annual Meeting of Stockholders to be held at the DoubleTree Hotel, 424 West Markham Street, Little Rock, Arkansas on August 9, 2000, or any postponement or adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL PROPOSALS.

           Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

                                                                     SEE REVERSE
                                                                        SIDE


(Side 2)

[X}  Please mark your
     votes as in this
     example.

           The Board of Directors recommends a vote FOR all proposals

                  FOR all nominees   WITHHOLD
                  listed at right    AUTHORITY
1.   Election of        [ ]             [ ]     (INSTRUCTION: To withhold
     Directors                                  authority to vote for an
                                                individual nominee, strike a
                                                line through the nominee's name
                                                in the list below.)

                                     Nominees:  Dr. Ann H. Die
                                                Charles D. Morgan

2.   Adoption of new              FOR       AGAINST      ABSTAIN
     Stock Option Plan            [ ]         [ ]          [ ]

3. In their discretion, the proxies are authorized to consider and vote upon such other business that may come before the meeting or any postponement or adjournment thereof.


SIGNATURE(S)_________________________        DATED:_____________________, 2000

NOTE: Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.